                                EXHIBIT (c)(1)

                                                       NEWS RELEASE

                            FOR IMMEDIATE RELEASE

Date:  November 30, 1995            Contact:  Robert E. Prince, Pres. & CEO
                                              Robert F. Shawver, Exec. V.P.
                                              (410) 312-5100


GTS DURATEK ACQUISITION OF BEGC

              GTS DURATEK ACQUIRES HAZARDOUS WASTE RECYCLING CENTER

     COLUMBIA MD--GTS Duratek (Nasdaq: DRTK) today announced that it has acquired 80 percent of the San Leon, Texas,-based Bird Environmental Gulf Coast (BEGC) hazardous waste recycling center.

     BEGC uses patented technology to produce recyclable products from hazardous refinery and petrochemical plant sludges under a broad-scope RCRA Part B permit, which will allow expansion into other waste treatment and recycling processes.

     GTS Duratek president and CEO, Robert E. Prince, said, "This acquisition is an important step in expanding into the hazardous waste field where GTS Duratek can produce reusable, recyclable, value-added end products.
Moreover, coupling BEGC's patented thermal desorption technology with our melters opens an additional universe of exciting possibilities for both radioactive and hazardous wastes."

     The facility is located in the Houston-Galveston corridor, one of the nation's largest refinery and petrochemical centers. Based on petroleum industry estimates, disposal or recycling of refinery and petrochemical process sludges represents a niche market of approximately $700 million per year.

     GTS Duratek simultaneously acquired worldwide rights to the patented thermal desorption technology, which reclaims usable fuels from sludges and leaves a safe, dry, powdery residue. GTS Duratek sees the technology as an excellent fit with its waste vitrification (conversion to glass) technology. The company's engineers and scientists believe the residue can be converted to glass or a ceramic-like material that can be recycled. The process is also expected to enhance GTS Duratek's radioactive waste vitrification process.

     GTS Duratek purchased the facility from Bird Environmental Technologies, Inc. for an undisclosed price. Bird Environmental Technologies, Inc. is a subsidiary of Bird Corporation, a publicly-traded building material manufacturer.

     Columbia, MD-based GTS Duratek is an environmental services and technology firm that is a national leader in radioactive waste vitrification.

     The hazardous waste recycling facility has suspended operations while it undergoes capital improvements, which will enable the facility to reach its full design capacity. GTS Duratek expects to reopen it in the second quarter of 1996, providing expanded capacity for its "Fortune 500" customer base.
The facility's 20-percent founder-owners will remain with the business to manage and operate the facility under incentive-based employment contracts.


                                     -2-